SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 13, 2006

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Item 1.01.       Entry into a Material Definitive Agreement.

To the extent applicable, the contents of Item 8.01 below are incorporated into this Item 1.01 by reference.

Item 8.01.	Other Events.

MAXXAM Group Inc. ("MGI") is an indirect wholly owned subsidiary of the Registrant. The Pacific Lumber Company ("Palco") is MGI's wholly owned subsidiary, and Scotia Pacific Company LLC ("Scopac LLC") is a wholly owned subsidiary of Palco.

On January 13, 2006, Scopac LLC consummated a "Lump Sum Sale" of certain of its "Company Timber" pursuant to (and as such terms are defined in) Scopac LLC's Indenture dated as of July 20, 1998 (the "Indenture"). In accordance with the Indenture, the specified Company Timber was released from the liens securing Scopac LLC's outstanding Timber Collateralized Notes ("Timber Notes"). The purchaser in the Lump Sum Sale was MGI. A cash purchase price of $2,340,030.42 was paid in the Lump Sum Sale, which was calculated using the applicable prices established by the California State Board of Equalization for the first half of 2006 ("First Half 2006 SBE Prices"). MGI and Palco also entered into a similar agreement providing for the sale to Palco of the Company Timber purchased by MGI in the Lump Sum Sale (based upon First Half 2006 SBE Prices) as the Company Timber is delivered to Palco.

Scopac LLC has advised the Registrant that it expects the cash from the Lump Sum Sale, together with other cash receipts and available resources, to be adequate to allow Scopac LLC to pay all of the interest due on the January 20, 2006 payment date for Scopac LLC's Timber Notes. Registrant has previously disclosed that Scopac LLC's management has concluded that, in the absence of significant regulatory relief and accommodations, its projected average annual harvest level over the ten-year period beginning 2006 is estimated at approximately 100 million board feet per year, substantially below both historical levels and the minimum levels necessary in order to allow Scotia LLC to satisfy future debt service obligations in respect of the Timber Notes. Scotia LLC has taken steps to reduce its cost structure in response to these anticipated reductions in harvest levels and cash flows. To the extent that Scotia LLC is unable to restructure its Timber Notes consistent with management's expectations as to future harvest levels and cash flows, or to secure additional liquidity from external sources, the Company expects that Scotia LLC, and, as may be required, Palco, will be forced to take extraordinary actions, which may include further reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 18, 2006	MAXXAM INC.

By:     /s/ Bernard L. Birkel

Name:	Bernard L. Birkel
Title:	Secretary & Senior Assistant General Counsel

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